Exhibit 4.12

RHÔNE-POULENC RORER INC.

AMENDED AND RESTATED STOCK PLAN

(Amended and Restated effective April 23, 1990)

The Rhône-Poulenc Rorer Inc. Amended and Restated Stock Plan (the “Plan”) (i) authorizes the Executive Personnel and Compensation Committee (the “Committee”) of the Board of Directors to provide officers and other key executive and management employees of Rhône-Poulenc Rorer Inc. and its subsidiaries (hereinafter, collectively called the “Company’) with certain rights to acquire common shares of the Company and (ii) provides for the grant of non-qualified stock options to non-employee directors of the Company in accordance with the terms specified herein. The Company believes that this incentive program will cause those persons to contribute materially to the growth of the Company thereby benefiting its shareholders.

1. Administration.

The Plan, with respect to benefits for key employees, shall be administered and interpreted by the Committee consisting of not less than three persons appointed by the Board of Directors of the Company from among its members who are not employees of the Company. A person may serve on the Committee only if he or she is not eligible and has not been eligible to receive a grant under the Plan (other than a grant to a non-employee director pursuant to Section 5 (c)) or stock, stock options or stock appreciation rights of the Company under any other plan for at least one year before his or her appointment. The Committee’s decisions shall be final and conclusive with respect to the interpretation and administration of the Plan and any grant made under it to key employees.

2. Grants.

Incentives under the Plan shall consist of incentive stock options, non-qualified stock options and restricted stock grants (collectively, “Grants”). All Grants shall be subject to the terms and conditions set out herein and to those other terms and conditions consistent with this Plan as the Committee deems appropriate. The Committee shall approve the form and provisions of each Grant to a key employee. Grants under a particular section of the Plan need not be uniform and Grants under two or more sections may be combined in one instrument. The principal terms of the non-qualified stock option grants for non-employee directors are set forth in Section 5(c) of the Plan and the Committee shall have no discretion with respect thereto.

3. Eligibility for Grants.

Grants may be made to any employee of the Company who is an officer or other key executive, professional or administrative employee (“Eligible Employee”). The Committee shall select the persons to receive Grants (“Grantees”) from among the Eligible Employees and determine the number of shares subject to any particular Grant. A non-employee director on April 26, 1988 will be automatically eligible to participate in the Plan on that date. A new non-employee director (including an employee director who becomes a non-employee director) will be automatically eligible to participate in the Plan as of the date of the first meeting of the shareholders at which he or she is first elected to the Board of Directors or at the first meeting of the shareholders after he or she becomes a non-employee director (whether or not he or she is a candidate for election).

4. Shares Available for Grant.

(a) Shares Subject to issuance or Transfer. Subject to adjustment as provided in Section 4(b), the aggregate number of the common shares of the Company (“Company Stock”) that have been or may be issued or transferred under the Plan is 3,500,000. The shares may be authorized but unissued shares or treasury shares. The number of shares available for Grants at any given time shall be 3,500,000, reduced by the aggregate of all shares previously issued or transferred under the Plan and of shares which may become subject to issuance or transfer under then outstanding Grants. Shares covered by any Grant that shall have expired shall be available for further Grants.

(b) Recapitalization Adjustment. If any subdivision or combination of shares of Company Stock or any stock dividend, stock split, capital reorganization, recapitalization, consolidation, or merger with the Company as the surviving corporation occurs after the adoption of the Plan, the Committee shall make such adjustments as it determines appropriate in the number of shares of Company Stock that may be issued or transferred in the future under Section 4(a). The Committee shall also adjust the number of shares and Option Price in all outstanding Grants made before such event.

5. Stock Options

The Committee may grant options qualifying as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended (“Incentive Stock Options”), and non-qualified stock options (collectively, “Stock Options”) to Eligible Employees. Non-employee directors will receive non-qualified stock options in accordance with Section 5(c). The following provisions are applicable to Stock Options:

(a) Option Price. The price at which Company Stock may be purchased by the Grantee under a Stock Option (“Option Price”) shall be 100% of the fair market value of Company Stock on the date of the Grant; provided, however, that Committee may, in its sole discretion, grant to any Eligible Employee a non-qualified stock option at an Option Price below 100% of the fair market value of the Company Stock on the date of the grant.

(b) Option Exercise Period. The Committee shall determine the option exercise period of each Stock Option. The period shall not exceed ten years from the date of the Grant; provided, however, that the option exercise period for all Stock Options granted to non-employee directors shall be ten years. Notwithstanding any determinations by the Committee regarding the exercise period of any Stock Options, all outstanding Stock Options shall become immediately exercisable upon a Change in Control of the Company (as defined in Section 7 below).

(c) Options to Non-Employee Directors. Each non-employee director on April 26, 1988 will automatically receive an option, having a term of ten years, to purchase 10,000 shares of

Company Stock at a price equal to its fair market value on the date of grant. On the date he or she becomes eligible to participate in the Plan, each new non-employee director will automatically receive an option, having a term of ten years, to purchase 10,000 shares of Company Stock at a price equal to the fair market value on the date of grant. If a non-employee director dies during the ten-year exercise period while a director of the Company, the option may be exercised within one year of his or her death but not thereafter. If a non-employee director retires, resigns or fails to be reelected as a director of the Company during the ten-year exercise period, the option may be exercised within three months of such date but not thereafter. Stock Options granted to non-employee directors shall become exercisable at the rate of 20% per year (determined as of the anniversary date of the Grant); provided, however, that all Stock Options granted to non-employee directors shall become immediately exercisable upon a Change in Control of the Company.

(d) Exercise of Option. A Grantee may exercise a Stock Option by delivering a notice of exercise to the Company with accompanying payment of the Option Price. The notice of exercise, once delivered, shall be irrevocable.

(e) Satisfaction of Option Price. The Grantee shall pay the Option Price in cash, by delivering shares of Company Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the Option Price, or with a combination of cash and shares. The Grantee shall pay the Option Price and the amount of withholding tax due, if any, at the time of exercise. Shares of Company Stock shall not be issued or transferred upon exercise of a Stock Option until the Option Price is fully paid.

(f) Limits on Incentive Stock Options. Each Grant of an Incentive Stock Option shall provide that it is not exercisable after the expiration of ten years from the date such option is granted (or such shorter period as the Committee may determine); that it is not transferable by the Grantee otherwise than by will or the laws of descent and distribution, and is exercisable, during the Grantee’s lifetime, only by the Grantee; and with respect to Incentive Stock Options granted prior to January 1, 1987, that it is not exercisable while there is outstanding any Incentive Stock Option granted to the Grantee on an earlier date to purchase stock of the Company or of a corporation which (at the time of the granting of such option) is a parent or subsidiary corporation of the Company, or of a predecessor corporation of any such corporations. The aggregate fair market value of the Company Stock on the date of the Grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year under the Plan or any other stock option plan of the Company shall not exceed $100,000. An Incentive Stock Option shall not be granted to any Eligible Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any subsidiary or parent of the Company.

6. Restricted Stock Grants.

The Committee may issue or transfer shares of Company Stock to an Eligible Employee under a Restricted Stock Grant pursuant to an incentive or long range compensation plan or program approved by the Committee and adopted by the Board of Directors of the Company. Upon issuance or transfer, the Grantee shall be entitled to vote the shares and to receive any dividends paid. The following provisions are applicable to Restricted Stock Grants:

(a) Restrictions on the transfer of shares of Company Stock set forth in Section 6(c) shall lapse as to one-third of the shares covered by a Restricted Stock Grant on each anniversary of the date of the Grant until the restrictions have lapsed on 100% of the shares; provided, however, that upon a Change in Control of the Company, all restrictions on the transfer of the shares shall immediately lapse. The period of years during which each one-third segment of the Grant will remain subject to such restrictions will be designated in the Grant as the “Restriction Period”.

(b) Requirement of Employment. If the Grantee’s employment terminates during a period designated in the Grant as the Restriction Period, the Restricted Stock Grant terminates as to all shares covered by the Grant as to which restrictions on transfer have not lapsed, and those shares of Company Stock must be returned immediately to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems equitable.

(c) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Company Stock except to a Successor Grantee under Section 9(a). Each certificate for shares issued or transferred under a Restricted Stock Grant shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate or certificates covering the shares subject to restrictions when all the restrictions have lapsed.

(d) Lapse of Restrictions. All restriction imposed under the Restricted Stock Grant shall lapse upon the expiration of the Restriction Period if all conditions stated in Sections 6(b) and (c) have been met; provided, however, that upon a Change in Control of the Company, all restrictions on the transfer of the shares shall immediately lapse. In addition, the Committee may determine, as to any or all Restricted Stock Grants, that all the restrictions shall lapse, without regard to any Restriction Period, under such circumstances as it deems equitable.

(e) Other Restrictions. The Committee may impose such other restrictions on a Restricted Stock Grant as it deems appropriate, in its sole discretion, including performance and financial goals and standards.

7. Change in Control of the Company.

A Change in Control of the Company shall be deemed to have occurred if (i) any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least the majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

8. Amendment and Termination of the Plan.

(a) Amendment. The Board of Directors of the Company may amend or terminate the Plan; provided, however, that any amendment that materially increases the benefits accruing to Eligible Employees under the Plan, increases the aggregate number of shares of Company Stock that may be issued or transferred under the Plan, or materially modifies the requirements as to eligibility for participation in the Plan, shall be subject to approval by the shareholders of the Company, and provided further that the Board shall not amend the Plan if such amendment would cause the Plan or any Grant, or the exercise of any right under the Plan to fail to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, or if such amendment would cause the Plan or the grant or exercise of an Incentive Stock Option under the Plan to fail to comply with the requirements of Section 422A of the Internal Revenue Code of 1986, as amended, including, without limitation, a reduction of the Option Price set forth in Section 5(a) or an extension of the period during which an Incentive Stock Option may be exercised as set forth in Section 5(b).

(b) Termination of Plan. The Plan shall terminate on the fifth anniversary of its effective date unless terminated earlier by the Board of Directors of the Company or unless extended by the Board with the approval of the shareholders.

(c) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents or unless the Committee acts under Section 9(a). The termination of the Plan shall not impair the power and authority of the Committee with respect to outstanding Grants. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 9(e) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

9. General Provisions.

(a) Prohibitions Against Transfer. Only a Grantee or his or her authorized legal representative may exercise rights under a Grant. Such persons may not transfer those rights. When a Grantee dies, the personal representative or other entitled to succeed to the rights of the Grantee (“Successor Grantee”) may exercise such rights. A successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b) Substitute Grants. The Committee may make a Grant to an employee of another corporation who becomes an Eligible Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant granted by such corporation (“Substituted Stock Incentives”). The terms and conditions of the substitute Grant may vary from the terms and conditions required by the Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the provisions of the substitute Grants.

(c) Subsidiaries. The term “subsidiary” means a corporation of which the Company owns directly or indirectly 50% or more of the voting power.

(d) Fractional Shares. Fractional shares shall not be issued or transferred under a Grant, but the Committee may pay cash in lieu of a fraction or round the fraction.

(e) Compliance with Law. The Plan, the exercise of Grants, and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. The committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees.

(f) Ownership of Stock. A Grantee or Successor Grantee shall have no rights as a shareholder with respect to any shares of Company Stock covered by a Grant until the shares are issued or transferred to the Grantee or Successor Grantee on the stock transfer records of the Company.

(g) No Right to Employment. The Plan and the Grants under it shall not confer upon any Grantee the right to continue in the employment of the Company or any of its subsidiaries or affect in any way the right of the Company or any of its subsidiaries to terminate the employment of a Grantee at any time.

(h) Effective Date of the Plan. The Plan, as amended and restated, shall become effective upon its approval by the shareholders of the Company at the 1988 annual meeting of shareholders which is scheduled to be held on April 26, 1988 or any adjournment of the meeting.